Sales Agency Agreement

This Agreement is made on the 25th day of April 2018 between:

GlobeX Data Ltd, a Canadian corporation with Corporate Number BC1109261 and Business Number 726064322BC0001 and/or Related Companies represented by itself ("GDL"),

And

Pascal IRANI, a Swiss citizen with Swiss ID C3394224 and with residence at Chemin du Risel 5, 1023 Crissier, VD, Switzerland, and/or Related Companies represented by himself ("Referring Party");

Whereas:

GDL is selling and deploying a global secure cloud storage, file sharing and communications technology called DigitalSafe® PrivaTalk®, Sekur® and other GDL secure cloud services in order to promote the mass use of Swiss cloud services, among other items;

GDL is currently seeking to continue the expansion of its business;

It is proposed that the Referring Party should provide the service of introducing potential clients and investors to GDL and/or Related Companies. There is no geographical territory restriction; and

GDL has agreed to pay a fee for this service.

It is agreed as follows:

Definitions

In this Agreement the following definitions shall apply, unless the context otherwise requires:

"Client "means any third party that agrees to purchase the Products or Services sold by GDL and/or Related Companies as a result of Referring Party or Sub-Referring Party's Referral or Active Promotion.

"Fee" means any fee payable under this Agreement resulting from a Sale or an Investment.

"Product" means any of the products or services proposed by GDL and/or Related Companies to the Client in a formal proposal.

"Referral" means aid in the establishment of the necessary contacts with a client in order to undertake the necessary negotiation and discussions to attract such client. Related Company(ies) means either:

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a. A GDL holding company or a subsidiary under GDL control now existing or created in the future.

b. A Referring Party holding company or a subsidiary under Referring Party control now existing or created in the future.

"Sale" means the effective purchase of a GDL product or Services by a Client.

Term

The term of this agreement shall be twelve (12) months with automatic renewals for twelve (12) months, unless terminated earlier. The term shall commence as per the agreement date listed at the top of the first page.

Payment of Fees

In payment of the introductory role being played by Referring Party in relation to technology Sales and of the time being spent by Referring Party in relation to such Sales (which is hereby acknowledged by GDL), GDL hereby undertakes to pay Referring Party a technology **Sales Fee equivalent to TEN PERCENT (10%) of the net fees received by GDL** for a technology or service sale resulting from a Referral and so for the duration of the client relationship referred by Referring Party. Net fees are fees received by GDL minus any credit card or payment processing fees and minus payment to a partner GDL would have to do a profit share with on Sales.

In payment of the introductory role being played by Referring Party in relation to investment in GDL and of the time being spent by Referring Party in relation to introducing such investment (which is hereby acknowledged by GDL), GDL hereby undertakes to pay Referring Party an **Investment Commission Fee equivalent to EIGHT PERCENT (8%) of the total amount invested in cash. Referring Party's total investment commission cannot exceed TEN PERCENT (10%) including sub Referring Partys.**

Additonally, the following Payment of Fees in relation to technology sales shall apply:

In payment of the introductory role being played by Referring Party in relation to **technology Sales referred by Mr. Rafic IRANI** and of the time being spent by Referring Party in relation to such Sales (which is hereby acknowledged by GDL), GDL hereby undertakes to pay Referring Party a technology **Sales Fee equivalent to TWENTY PERCENT (20%) of the net fees received by GDL** for a technology or service sale resulting from a Referral and so for the duration of the client relationship referred by Referring Party. Net fees are fees received by GDL minus any credit card or payment processing fees and minus payment to a partner GDL would have to do a profit share with on Sales. Referring Party and Mr. Rafic IRANI shall share this Sales fee of twenty percent (20%) in total.

ADDITIONALLY:

Should a contract with America Movil S.A de C.V. or Sercotel S.A. de C.V. or Telefonos de Mexico ("TELMEX") be signed with GDL; GDL shall have the right to buy out this entire

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Agreement from Referring Party by issuing five million shares (5,000,000) of GDL to Referring Party as soon as the cumulative Sales Fees paid to Referring Party is equal or greater than two hundred and fifty thousand Canadian Dollars (CAD 250,000). Example: If Referring Party gets paid one hundred thousand Canadian Dollars (CAD 100,000) in 2019 and one hundred fifty thousand Canadian Dollars (CAD 150,000) in 2020, the total Sales Fees can trigger the share grant and the buyout of this Agreement. At such time, GDL shall have the right to grant the five million shares to Referring Party and Referring Party shall lose any and all claims to this Agreement. Referring Party shall have no more rights to any Sales Fees or share issuance once the five million shares have been granted to Referring Party.

Referring Party agrees to actively follow up Referral Leads provided to GDL and GDL shall help Referring Party in its task to close deals with Referrals.

The technology and service sales Fee is based on GDL's Net Sales and shall be paid on a per-sale basis. Fee shall be paid for as long as the customer of GDL introduced by Referring Party remains a customer of GDL. If a sale does not occur for any reason whatsoever, no Fee shall be payable to Referring Party.

Sub Referring Parties

The Referring party for the purposes of attracting new clients may from time to time enter into an agreement with a third party (Sub Referring party) to leverage their contact and client relationships. The contractual nature of these agreements along with any compensation required will be the sole responsibility of the Referring Party. In cases where the client opportunity is substantial and additional compensation is required that goes above and beyond what the Referring party is willing to provide the Sub Referring party, the Referring Party will in writing request additional compensation funds from GDL. GDL will have the right to accept or decline the request at their sole discretion.

Client Compensation

In cases where the Referring party will be establishing a Client relationship and the client will be acting as a Distributor or reseller of the GDL products and services to their end users (employees, affiliates, franchisees, members, customers or others):

a. Referring party will receive standard commissions on all of the clients' end user sales as per the terms of "Payment of Fees".

b. GDL may be required to compensate the Client to incent them to distribute market and/or resell the GDL products and services. This level of compensation will be at the sole discretion of GDL and will not impact the level of compensation provided to the Referring Party unless previously agreed to in writing by GDL and the Referring party.

Prospects & Sub Referring Parties

Referring party agrees to maintain a list of prospects and sub referring agents that are interested in procuring GDL technologies or services. The list will show the company name,

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address and key contacts for the potential clients along with a brief description of the opportunity. This list can be provided to GDL on a monthly basis or upon request.

Time for payment

The fee shall be payable by GDL to Referring Party within fifteen (15) Business Days of the payment of the funds from a sale or an investment being received by GDL (assuming that it is payable in one tranche) (the "Payment Date"). If the funds are payable to GDL in more than one tranche, GDL agrees to pay to Referring Party the percentage of the Fee of each tranche so paid (each date of payment being a ("Payment Date").

The fee shall be paid in Canadian Dollars into such bank as is notified by Referring Party to GDL in writing prior to the payment of the Fee. If the funds are paid in a currency other than Canadian Dollars the exchange rate applied to the calculation of the Fee shall be as agreed between Referring Party and GDL, failing which the closing mid market price as shown in the Financial Times for the date on which such funds were paid to GDL.

Detailed Reporting

GDL agrees to provide Referring party with a detailed sales report broken down by client monthly. This report will assist the referring party with managing the client relationship and growing the number of subscribers within the account.

Marketing

GDL shall provide the Referring party with a number of sales support materials to assist in the marketing of their product. These materials can be in electronic format and should include at minimum a general marketing brochure, product specific data sheets, a security document and product application and benefit overviews.

In extraordinary client opportunities it may be necessary to provide the client with Marketing funds to help advertise, market and secure the sale. The Referring party will provide a written overview of the request to GDL detailing the monetary requirements and general opportunity. It is at GDL's sole discretion to approve or decline the opportunity.

Client Payment

For the purposes of this agreement the Referring party is acting in the capacity of a sales agent and making referrals. All client payments and/or sales taxes shall be received by GDL directly from the client and no compensation shall go directly from the client to the Referring party.

Disputes

Any dispute arising out of the Agreement or in connection with this Agreement shall be settled by a court appointed arbitrator. The place of arbitration shall be Vancouver, British Columbia, Canada. English shall be the language of the arbitration proceedings and awards. Awards shall be final and binding.

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Intellectual Property Rights

It is agreed that all rights to GDL's trademarks and services marks (and all other intellectual property rights relating to or subsisting in the Products and/or to GDL) are and shall remain the exclusive property of GDL.

The trademarks service marks and other intellectual property rights shall not be used in any manner liable to invalidate the registration thereof and the right to use them in connection with the appropriate Products is only granted to the extent that Referring Party is able to do so without endangering the validity of the registration or in any way damaging the value of the right.

Referring party shall (in so far as it becomes aware thereof) notify GDL of any unauthorized use of the intellectual property rights.

No Joint Venture, Partnership or Employment

Nothing in this agreement shall create a partnership or joint venture between the parties hereto and save as expressly provided in this agreement, neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

For the avoidance of doubt, all parties hereto confirm that the Referring Party enters into this agreement as an independent contractor and that the Referring Party is not nor shall for any purpose be regarded as an employee of GDL. As an independent contractor the Referring party shall devote such time and energy as desired to sell and promote the sale of products and services on behalf of GDL.

Confidentiality

The terms of this Agreement (and its existence) shall be confidential to GDL and Referring Party.

Variation

No variation of the Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

Assignment

This Agreement is personal to the parties and the rights and obligations of the parties many not be assigned or otherwise transferred without the prior written agreement of the parties.

Termination

Either party may terminate this Agreement at any time for any reason with written notice subject to the exclusion(s) noted below. Termination shall take place immediately upon reception of such notice. The commission on any Referral, existing Clients or Active Promotion undertaken after the signing of this contract and prior to termination that results in a Sale before or after

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Termination shall be paid to Referring Party for the duration of the client relationship with GDL. Both GDL and Referring Party shall be bound by the accompanying Mutual Non-disclosure Agreement.

a. Referring party shall provide to GDL an updated Prospect list within 24 hours of the termination notice.

b. Referring party shall be granted a twelve (12) month extension from the date of termination to secure a sale with all clients listed on the prospect list.

c. Any client sales achieved during this period from this extension will be paid to the Referring Party by GDL as per the payment terms as outlined in this agreement for the term of the client relationship with GDL.

Unenforceable

If any provision in the Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision (or part) shall to that extent be deemed not to form party of this Agreement but the legality, validity and enforceability of the remainder of the Agreement shall not be affected.

Waiver

The failure of any of the parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of the Agreement. The waiver of any breach of this Agreement by any party hereto shall not operate to be construed as a waiver of any other prior of subsequent breach.

Counterparts

This Agreement may be entered into in two counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing both counterparts.

Notices

All notices, documents, consents, approvals or other communications (a "notice") to be given hereunder shall be in writing and shall be transmitted by first class registered or recorded delivery mail, or by facsimile or other electronic means in a form generating a record copy to the party being served at the relevant address for that party shown at the head of this agreement. Any notice sent by mail shall be deemed to have been duly service within five working days after the date of posting. Any notices sent by facsimile or other electronic mean mutually accepted by the parties shall be deemed to have been duly services at the time of transmission, if transmitted during normal business hours at the location of the recipient, and if transmitted outside business hours at such location, then at the start of the normal business hours on the next business day commencing at such location after the time at which the transmission was made.

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Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia, Canada and all the parties irrevocably agree that the courts of British Columbia, Canada are to have exclusive jurisdiction to settle any dispute, which may arise out of or in connection with this Agreement.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

SIGNED for and on behalf of GDL:

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Name: Alain GHIAI
Company: GlobeX Data Ltd.
Title: CEO
Date: 25.04.2018

SIGNED for and on behalf of the Referring Party:

[redacted]

Name: Pascal Ziani
Company:
Title:
Date: 26.04.2018.